Exhibit 10.63
CA, INC.
EXECUTIVE SEVERANCE POLICY
1. Purpose. The purpose of this CA, Inc. Executive Severance Policy (the "Policy") is to maintain a uniform program for the payment of severance benefits to senior executives under certain circumstances in order to secure their continued services and dedication notwithstanding the possibility of their future involuntary or constructive termination of employment.
2.    Definitions. As used in this Policy, the following terms shall have the respective meanings set forth below:
(a)    "Annual Performance Bonus" means the annual cash bonus awarded under the Company's incentive plan as in effect from time to time (at the time of the adoption of this Policy being the Company's 2011 Incentive Plan (the "Company Incentive Plan")).
(b)    "Base Salary" means the annual rate of base salary in effect on the Termination Date (but disregarding any reduction in salary that constituted Good Reason).
(c)    "Board" means the Board of Directors of the Company.
(d)    "Cause" has the meaning set for in Appendix A.
(e)    "Committee" means the Compensation and Human Resources Committee of the Board.
(f)    "Company" means CA, Inc.
(g)    "Good Reason" has the meaning set for in Appendix A.
(h)    "Long-Term Performance Bonus" means the long-term bonus awarded under the Company Incentive Plan.
(i)    "Participant" means the Chief Executive Officer of the Company and each other officer of the Company that reports directly to the Chief Executive Officer.
(j)    "Qualifying Termination" means a termination of the Participant's employment with the Company (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant's employment on account of death, disability or retirement shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(k)    "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.
(l)    "Termination Date" means the effective date on which the Participant's employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 6.
3.    Payments Upon Qualifying Termination.
(a)    If the employment of a Participant is terminated pursuant to a Qualifying Termination, the Company shall provide to the Participant:
(i)    a lump sum cash payment equal to the Participant's Base Salary rate in effect on the Termination Date multiplied by 1.0, provided that a Participant who is the Company's Chief Executive Officer on the Termination Date shall be provided with a lump sum cash payment equal to his Base Salary in effect on the Termination Date multiplied by 1.5; and
(ii)    a lump sum cash payment equal to the Company's monthly premium or premium-equivalent cost for health care for the Participant and the Participant's family at the Termination Date multiplied by eighteen (18); provided that, the Company will not make such payment if, at the time of payment, the Participant has commenced employment with or accepted an offer of employment with a subsequent employer that offers health benefits (whether or not the Participant chooses to accept such benefits) and the Participant shall be responsible for immediately notifying the Company of such employment or offer of employment prior to the payment date; and
(iii)    amounts equal to any Annual Performance Bonus and Long-Term Performance Bonus which would have been earned by the Participant for the performance period in which the Termination Date occurs, provided that the Termination Date occurs after the Committee has approved the targets and terms of the respective Annual Performance Bonus or Long-Term Performance Bonus for the performance period in which the Termination Date occurs, as if the Participant's employment had continued through the end of the performance period(s), but based solely upon the attainment of performance goals, multiplied by a fraction, the numerator of which is the number of days from the beginning of the performance period to the Termination Date and the denominator of which is the number of days in the performance period. If a Participant is entitled to an annual equity performance bonus pursuant to which partially vested restricted stock or restricted stock units are paid after the end of the annual performance period subject to the attainment of the performance goals with additional vesting subject to continued employment thereafter, and the Participant's Termination Date occurs after the Committee has approved the targets and terms of the annual equity performance bonus, (e.g., one-year performance share units granted to Senior Vice Presidents at the time of adoption of this

Policy, which are paid out in restricted stock or restricted stock units after the performance period and that vest 34% upon grant and 33% on the first and second anniversaries of grant), the Participant shall be paid the vested portion of the restricted stock or restricted stock units after the end of the annual equity performance period (i.e., the first tranche of such award in accordance with such bonus arrangement's payment terms), but subject to the attainment of the performance goals, multiplied by a fraction, the numerator of which is the number of days from the beginning of the annual performance period to the Termination Date and the denominator of which is the number of days in the annual performance period, and the remaining portion of the annual equity performance award that did not vest (i.e., the 66% in the example above) shall be forfeited.
Subject to Section 4 below, the cash payments specified in clauses (i) and (ii) of this Section 3 shall be paid no later than the sixtieth (60th) day (or next following business day if the sixtieth day is not a business day) following the Termination Date, provided that, if and to the extent necessary to prevent a Participant who is a "specified employee" under Section 409A from being subject to adverse tax consequences under Section 409A, the payments specified in clause (i) and (ii) of this Section 3 shall not be paid until the first day after the six month anniversary of the Termination Date or, if earlier, the Participant's death. The amounts under clause (iii) shall be paid at the time that awards are paid under the Company Incentive Plan. All amounts payable under this Policy shall be without interest if paid when due. All other outstanding benefits and awards to which a Participant may be entitled shall be governed by the terms of the applicable plans and award agreements.
(b)    If the Participant is covered by and receives termination of employment benefits under an individual employment agreement or other arrangement, or is paid benefits under the Company's Change in Control Severance Policy, such payments and benefits will reduce (but not below zero) the corresponding payments or benefits provided under this Policy. It is the intent of this Policy to pay or to provide the greater of the applicable payments or benefits but not to duplicate them and to pay severance benefits (all of which are intended to be exempt under Section 409A) in the same form and at the same time as the other arrangements. If a Participant has received payment of his target Annual Performance Bonus and/or his target Long-Term Performance Bonus under the Company's Change in Control Severance Policy, the Participant shall not receive a payment under clause (iii) of Section 3(a) above.
4.    Release. Payment of benefits under Section 3(a) of this Policy is subject to the Participant's execution and compliance with a Separation Agreement and Release substantially in the form attached to this Policy as Exhibit A, or such other form as shall be provided by the Company. The Separation Agreement and Release must be executed by the Participant, become effective and not be revoked by the Participant by the fifty-fifth (55th) day following the Termination Date. If all conditions for the receipt of payments under Section 3(a) have not been satisfied within the fifty-fifth (55) day period, these benefits will be forfeited.
5.    Withholding of Taxes. The Company may withhold from all payments due to the Participant under this Policy all applicable federal, state, local or other taxes the Company is required to withhold.
6.    Notices.
(a)    For purposes of this Policy, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
if to the Participant: the address listed as the Participant's address in the Company's personnel files if to the Company:
CA, Inc.
Attention: Corporate Secretary
One CA Plaza
Islandia, NY 11749
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)    A written notice of the Participant's Termination Date by the Company, or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provisions in this Policy relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated and (iii) specify the Termination Date, which date shall be not less than thirty (30) days in case of a Good Reason notice nor more than sixty (60) days after the giving of such notice.
7.    Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Policy and, except with respect to payment of health care benefits under Section 3(a)(ii) or as otherwise provided in the Separation Agreement and Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

8.    Dispute Resolution.
(a)    Any action relating to this Plan shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk. Service of process as provided under New York law or by registered mail, return receipt requested, shall be adequate service of process upon a Participant who shall not be able to raise an objection based upon forum non conveniens to personal jurisdiction over the Participant in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction. If the Company is successful in a suit or proceeding to enforce any of the terms of this Policy, the Participant will pay the Company's cost of such suit or proceeding, including the Company's reasonable attorney's fees and litigation expenses (including expert witness and deposition expenses).
(b)    The Participant acknowledges that the provisions of this Policy and the Separation and Release Agreement are reasonable and necessary for the protection of the Company and that the Company may be irreparably damaged if such provisions are not specifically enforced. Accordingly, in addition to the dispute resolution process set forth in Section 8(a) and any other relief or remedies available to the Company, the Company shall be entitled to obtain temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining the Participant from any actual or threatened breach of or otherwise enforcing such provisions and no bond or security will be required in connection therewith.
9.    GOVERNING LAW: VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS POLICY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS POLICY, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
10.    Amendment and Termination. The Plan may be amended or terminated, in whole or in part, by a resolution adopted by the Committee. A Plan amendment or termination will not affect Participants who have already incurred a Qualifying Termination but shall otherwise automatically effect a corresponding amendment to all Participants' rights hereunder. Therefore, Participants do not have a legally binding right to benefits under this Policy until a Qualifying Termination occurs.
11.    Interpretation and Administration. This Policy shall be administered by the Committee. The Committee may delegate any of its powers under the Policy. The

Committee shall have the authority (i) to exercise all of the powers granted to it under the Policy, (ii) to construe, interpret and implement the Policy, (iii) to prescribe, amend and rescind rules and regulations relating to the Policy, (iv) to make all determinations necessary or advisable in administration of the Policy and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Policy.
12.    Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 6 of this Policy. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Policy, the Participant may notify the Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Committee shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Policy provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Participant may: (i) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (ii) review any Policy documents relevant to his or her claim; and (iii) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Board or its delegate will make a written ruling on the applicant's request for review setting forth the reasons for the decision and the Policy provisions upon which the denial is based. This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant's request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 12 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant's claim shall be deemed denied.
13.    Type of Policy. This Policy is intended to be, and shall be interpreted as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Section 2520.104-23 of the Department of Labor Regulations under the Employee Retirement Income Security Act of 1974, as amended.

14.    Non-Assignability. Benefits under the Policy may not be assigned by the Participant. The terms and conditions of the Policy shall be binding on the successors and assigns of the Company.
15.    Section 409A. The intent of the Company is that payments and benefits under the Policy comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Policy shall be interpreted to be in compliance therewith. Further, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Policy providing for the payment of any amount or benefit that is subject to Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Policy, reference to a "Termination Date," “termination,” “termination of employment,” “employment termination date,” or like terms shall mean “separation from service” (as defined in Section 409A). For purposes of Section 409A, each installment payment paid under the Policy shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representation to any Participant or others about the effect of Section 409A or the provisions of the Policy and the Company shall have no liability to any Participant or others in the event a Participant becomes subject to taxation under Section 409A (other than any reporting and/or withholding obligation that the Company may have under applicable tax law).
16.    Effective Date. The Policy shall be effective as of May 13, 2014.

Appendix A
For purposes of this Executive Severance Policy, "Cause" means any of the following:
(i)    the Participant's continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties and responsibilities to the Company and its affiliates (the "Group") (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Participant, which notice specifies in reasonable detail the manner in which the Company believes the Participant has not substantially performed his duties and responsibilities;
(ii)    the Participant's engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group;
(iii)    the Participant's indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude;
(iv)    the Participant's being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability);
(v)    the Participant's breach of his fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Participant notice and a reasonable opportunity to cure;
(vi)    the Participant's (x) obstructing or impeding, (y) endeavoring to influence, obstruct or impede or (z) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation"). However, the Participant's failure to waive attorney-client privilege relating to communications with his own attorney in connection with an investigation shall not constitute "Cause;"
(vii)    the Participant's purposely withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation;
(viii)    the Participant's disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his employment responsibilities or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group, his employment responsibilities, if (x) the disqualification, bar or loss continued for more than 30 days and (y) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Participant's employment, he will serve in the capacity contemplated by his employment responsibilities to whatever extent legally permissible and, if his employment is not permissible, he will be placed on leave (which will be paid to the extent legally permissible);
(ix)    the Participant's unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Participant or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Participant by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation;
(x)    the Participant's violation of the Group's (x) Workplace Violence Policy or (y) policies on discrimination, unlawful harassment or substance abuse;
provided that, if a Participant is a party to an employment agreement with the Company that contains a definition of "Cause," the term "Cause" shall have the meaning set forth in the employment agreement. In determining "Cause," no act or omission by the Participant will be "willful" unless it is made by the Participant in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.
For purposes of this Executive Severance Policy, "Good Reason" means any of the following:
(i)    any material and adverse reduction in the Participant's authorities or responsibilities other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured as set forth below after the Participant's giving the Company notice (and for purposes of clarification, a change in the number of direct reports will not constitute a material and adverse reduction in the Participant's authorities or responsibilities);
(ii)    any material reduction by the Company in the Participant's Base Salary or target level of Annual Performance Bonus, other than any such reduction that is (x) part of a broad-based salary reduction program for executive officers of the Company that does not exceed 10% or (y) agreed to by the Participant in writing; or
(iii)    the Company's material breach of the terms of the Participant's employment agreement;

provided that (x) no alleged action, reduction or breach set forth in (i) through (iii) above shall be deemed to constitute "Good Reason" unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from the Participant of a written notice, setting forth such course of conduct deemed by the Participant to constitute "Good Reason;" (y) such written notice must be delivered to the Company within ninety (90) days after the initial existence of the event constituting "Good Reason; and (z) the Participant must terminate employment within two years after the initial existence of the event constituting "Good Reason." The Company's placing the Participant on paid leave for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate the Employee's employment for Cause will not constitute "Good Reason." In the event that a Participant is a party to an employment agreement with the Company that contains a definition of "Good Reason," the term "Good Reason" shall have the meaning set forth in the employment agreement.
The foregoing Good Reason provisions are intended to qualify under the good reason safe harbor and/or the facts and circumstances test for an involuntary termination provided by the Sections 409A regulations and shall be interpreted in accordance with such intention.

Exhibit A
FORM OF
SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE
CA, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, divisions, successors and assigns (hereinafter collectively referred to as “CA” or the "Company") and [NAME] ("Executive"), in connection with Executive's incurring a Qualifying Termination as defined in the CA, Inc. Executive Severance Policy ("Policy") agree as follows:
1.    Executive acknowledges that the Company advised him/her to read this agreement and its appendices (collectively referred to as the "Agreement") and carefully consider all of its terms before signing it. The Company gave Executive 21 calendar days to consider this Agreement. Executive acknowledges that:

a.	To the extent Executive deemed appropriate, Executive took advantage of this period to consider this Agreement before signing it;

b.	Executive carefully read this Agreement;

c.	Executive fully understands it;

d.	Executive is entering into this Agreement knowingly and voluntarily;

e.
To the extent Executive decides to sign and return this Agreement to the Company prior to the 21 days that Executive has been provided to consider it, Executive acknowledges that he/she has done so voluntarily;

f.
In the event the Company makes changes to the offer contained in this Agreement, whether material or immaterial, Executive understands that any such changes will not restart the 21 day consideration period provided for above;

g.
The Company advised Executive to discuss this Agreement with his/her attorney (at Executive's own expense) before signing it and Executive decided to seek legal advice or not seek legal advice to the extent Executive deemed appropriate; and,

h.	Executive understands that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that Executive executes the Agreement.

2.    Executive understands that he/she may revoke the release of claims under this Agreement within seven (7) days after Executive signs it by providing written notice on or before the seventh (7th) day after signing to the Company’s Chief Human Resources Officer, located at One CA Plaza, Islandia, New York, 11749. Executive understands and agrees that if Executive chooses not to accept this Agreement by signing and returning it to the Company on or before [INSERT DATE] or if Executive revokes his/her acceptance of this Agreement as explained above, Executive shall not be entitled to the benefits set forth in the Policy or herein which will be forfeited.
3.    In exchange for Executive’s full acceptance of the terms of this Agreement on or before [INSERT DATE], and provided Executive does not revoke his/her acceptance, the Company agrees to do the following:

a.	Pay Executive the payments and benefits pursuant to Section 3 of the Policy which are:
(i)    a lump sum cash payment equal to the Executive’s Base Salary rate in effect on the Termination Date, multiplied by 1.0, [if the Executive is the Company's Chief Executive Officer on the Termination Date Executive shall be provided with a lump sum cash payment equal to his Base Salary in effect on the Termination Date multiplied by 1.5;] and
(ii)    a lump sum cash payment equal to the Company's monthly premium or premium-equivalent cost for Executive’s health care (for the coverage that the Executive had been receiving up to the Termination Date) multiplied by eighteen (18); provided that, the Company will not make such payment if, at the time of payment, Executive has commenced employment with or accepted an offer of employment with a subsequent employer that offers health benefits (regardless of whether Executive chooses to accept such benefits) and Executive shall be responsible for immediately notifying the Company of such employment or offer of employment prior to the payment date; and,
(iii)     amounts equal to any Annual Performance Bonus and Long-Term Performance Bonus which Executive would have earned for the performance period in which the Termination Date occurs, provided that the Termination Date occurs after the Committee has approved the targets and terms of the respective Annual Performance Bonus or Long-Term Performance Bonus for the performance period in which the Termination Date occurs, as if Executive’s employment had continued through the end of the performance period(s), but based solely upon the attainment of performance goals, multiplied by a fraction, the numerator of which is the number of days from the beginning of the performance period to the Termination Date and the denominator of which is the number of days in the performance period. If the Executive is entitled to an annual equity performance bonus pursuant to which partially vested restricted stock or restricted stock units are paid after the end of the annual performance period subject to the attainment of the performance goals with additional vesting subject to continued employment thereafter, and the Executive’s Termination Date occurs after the Committee has approved the targets and terms of the annual equity performance bonus, (e.g., one-year performance share units granted to Senior Vice Presidents at the time of adoption of this Policy, which are paid out in restricted stock or restricted stock units after the performance period and that vest 34% upon grant and 33% on the first and second anniversaries of grant), the Executive shall be paid the vested portion of the restricted stock or restricted stock units after the end of the annual equity performance period (i.e., the first tranche of such award in accordance with such bonus arrangement's payment terms), but subject to the attainment of the performance goals, multiplied by a fraction, the numerator of which is the number of days from the beginning of the annual performance period to the Termination Date and the denominator of which is the number of days in the annual performance period, and the remaining portion of the annual equity performance award that did not vest (i.e., the 66% in the example above) shall be forfeited.

b.
Subject to Section 4 of the Policy, the cash payments specified in clauses (i) and (ii) of this Section 3.a shall be paid no later than the sixtieth (60th) day (or next following business day if the sixtieth day is not a business day) following the Termination Date, provided that, if and to the extent necessary to prevent an Executive who is a "specified employee" under Section 409A from being subject to adverse tax consequences under Section 409A, the payments specified in clause (i) and (ii) of Section 3.a of the Policy shall not be paid until the first day after the six month anniversary of the Termination Date or, if earlier, the Executive’s death. The amounts under clause (iii) of Section 3.a shall be paid at the time that awards are paid under the Company Incentive Plan. All amounts payable under this Policy shall be without interest if paid when due. All other outstanding benefits and awards to which Executive may be entitled shall be governed by the terms of the applicable plans and award agreements.

4.    If the Executive is covered by and receives termination of employment benefits under an individual employment agreement or other arrangement, or is paid benefits under the Company's Change in Control Severance Policy, such payments and benefits will reduce (but not below zero) the corresponding payments or benefits provided under the Policy. It is the intent of the Policy to pay or to provide the greater of the applicable payments or benefits but not to duplicate them and to pay severance benefits (all of which are intended to be exempt under Section 409A) in the same form and at the same time as the other arrangements. If Executive has received payment of his target Annual Performance Bonus and/or his target Long-Term Performance Bonus under the Company's Change in Control Severance Policy, the Executive shall not receive a payment under clause (iii) of Section 3.a above.
5.    The Company will make necessary federal, state and local tax withholdings from the payments and benefits provided under this Agreement.
6.    To the greatest extent permitted by law, Executive releases the Company from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date Executive executes this Agreement. The claims Executive is waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to Executive’s employment with the Company or the Company's termination of employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company; and, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York State Labor Law and any other federal law, state law, local law, common law, or any other statute, regulation, or law of any type. Executive also waives any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency.
Executive specifically acknowledges that he/she has been fully and completely compensated for all hours worked during his/her tenure with the Company and that has been paid all wages, commissions, benefits, and payments due to him/her from the Company, in accordance with the provisions of the Fair Labor Standards Act and any other federal, state, or local law governing Executive’s employment with the Company.
By signing this Agreement, Executive understands that he/she is affirmatively representing and warranting that (a) Executive did not engage in any illegal, unethical or deceptive conduct in the performance of his/her job duties with the Company, and (b) Executive is not aware of any illegal, unethical or deceptive conduct that has been committed by any other employee, affiliate, partner or agent of the Company.
7.     Executive understands and agrees that the waiver and release of claims contained in Paragraph 6 of this Agreement shall not apply to any of the following:

a.	Any rights Executive may have under this Agreement;

b.	Any rights Executive may have to continued health or dental benefits under a Company-sponsored benefit plan. Any such benefits shall be governed by the terms of the specific benefit plan under which such benefits are provided; Any rights Executive may have pertaining to the exercise of vested or unvested stock options or shares of restricted stock that Executive may have under a stock plan administered by the Company. Any such vested or unvested options or shares will be governed by the terms of the grant and the stock plan (and any amendments thereto) under which such options/shares were granted;

c.	Any rights Executive may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

d.	Any rights Executive may have related to vested monies that he or she may have within the Company’s 401(k) plan;

e.
Any claim Executive may have to reimbursement of business-related expenses that Executive incurred while performing his/her job for the Company. Such amounts will be paid if deemed owing in accordance with Company policy; and,

f.	Any claim Executive may have for indemnity under state law which cannot be waived by virtue of state law or any rights to indemnity under by-laws or other corporate documents of the Company.
8.    Executive acknowledges that the Company is under no obligation to make the payments or provide the benefits being provided to Executive under this Agreement, and that the Company will do so only subject to Executive’s agreement to, and compliance with, the terms of this Agreement.
9.    By signing this Agreement, Executive warrants that Executive has not filed and that Executive will not file any claim or lawsuit relating to his/her employment with the Company or any event that occurred prior to Executive’s execution of this Agreement. Executive understands and agrees that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits the Executive's otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or other appropriate federal, state, or local administrative agency. However, Executive understands and agrees that by signing this Agreement, Executive is releasing the Company from any and all liability arising from the laws, statutes, and common law, as more fully explained in Paragraph 6 of this Agreement. Executive further understands and agrees that Executive is not and will not be entitled to any monetary or other comparable relief on Executive’s behalf resulting from any proceeding brought by Executive, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. Executive understands that as part of Executive’s release of claims under this Agreement, Executive specifically assigns to the Company Executive’s right to any recovery arising from any such proceeding. Executive also understands and agrees that to the extent permitted by law, in the event Executive files any claim or lawsuit relating to Executive’s employment with the Company or any event that occurred prior to Executive’s execution of this Agreement, Executive shall be liable for any damages or costs incurred by the Company in defending against such lawsuit, including the Company’s reasonable attorney’s fees and costs.
10.    Executive understands and agrees that nothing in this Agreement, shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (29 U.S.C. §626), the knowing and voluntary nature of Executive's release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency.
11.    Except as set forth in this Agreement, Executive understands, acknowledges, and voluntarily agrees that this Agreement is a total and complete release by Executive of any and all claims which Executive has against the Company as of the effective date of this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to Executive.
12.    Executive understands and agrees that this Agreement is not an admission of guilt or wrongdoing by the Company and Executive acknowledges that the Company does not believe or admit that it has done anything wrong. Executive will not state that this Agreement is an admission of guilt or wrongdoing by the Company and also will not do anything to criticize, denigrate, or disparage the Company.
13.    Executive certifies that he/she has complied with the provisions of (a) the Employment and Confidentiality Agreement (or similar agreement) that Executive signed when Executive began working for the Company (the “Confidentiality Agreement”), a copy of which is attached as Schedule 1, and (b) the terms of any Equity Grant Agreement (“EGA”) that Executive entered into with the Company, and that Executive has not done or in any way been a party to, or knowingly permitted, any of the following:

a.	disclosure of any confidential information or trade secrets of the Company; and

b.
retention of any confidential materials (including product, sales, and marketing information, development documents or materials, drawings, or other intellectual property) created or used by the Executive or others during the Executive's employment or any other property (intellectual or physical) that belongs to the Company.

14.    Executive understands and agrees that Executive has a continuing obligation to preserve as confidential (and not to reveal to anyone or use, for Executive or anyone else) any trade secret, know-how or confidential information created or learned by Executive during Executive’s employment with the Company. By signing this Agreement, Executive confirms Executive’s promise to perform each and every one of the obligations that Executive undertook in the Confidentiality Agreement and any EGA. Executive understands that the terms of the Confidentiality Agreement and any EGA are incorporated into this Agreement by reference.
15.    Executive acknowledges that any actual or threatened violation of Paragraphs 13 or 14 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting Executive from committing any such violation. Executive further agrees that the provisions of Paragraphs 13 and 14 are reasonable and necessary for the protection of the Company's legitimate business interests, and Executive agrees that Executive will not contend otherwise in any lawsuit or other proceeding.
16.    Executive agrees that if Executive is notified that any claim has been filed against Executive or the Company that relates to Executive’s employment with the Company, Executive will provide prompt written notice of the same to the Company, and shall cooperate fully with the Company in resolving any such claim. Further, Executive agrees to make himself/herself reasonably available to Company representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to the Executive's tenure with the Company. Executive further agrees that Executive will provide the Company with any information and/or documentation in Executive’s possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to Executive’s tenure with the Company. Executive further agrees that if requested to do so by the Company, Executive will provide declarations or statements, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to the Executive's tenure with the Company. Executive understands and agrees that to the extent Executive’s compliance with the terms of this paragraph 16 requires Executive to travel or otherwise incur out of pocket expenses, the Company will reimburse Executive for any such reasonable expenses incurred.
17.    This Agreement, the Confidentiality Agreement and any EGA contain the entire agreement between Executive and the Company regarding the subjects addressed herein and supercede any other non-competition agreements between Executive and the Company, and may be amended only by a writing signed by Executive and the Company's Chief Human Resources Officer. Executive acknowledges that the Company has made no representations or promises to Executive other than those in this Agreement. If any one or more of the provisions of this

Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law. Further, any waiver by the Company of any breach by the Executive of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach hereof.
18.    This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon my termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that I may incur on account of non-compliance with Section 409A (other than any reporting and/or withholding obligation that the Company may have under applicable tax laws).
19.    This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York, County of Suffolk shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, the Executive's employment with the Company, or the Executive's separation from the Company. Executive will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over the Executive in the state or federal courts of the State of New York, County of Suffolk. The choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.
20.    Executive understands and agrees that if the Company brings a lawsuit to enforce any of its rights under this Agreement and is deemed to be the prevailing party by a court of law in such lawsuit, Executive will be required to pay the Company’s costs of bringing such lawsuit including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses). This Agreement is binding upon, and shall inure to the benefit of, the parties’ respective successors, assigns, administrators and legal representatives as well as my heirs and executors. This Agreement is personal to Executive and Executive may not assign it.
21.    Executive understands and agrees that the terms and conditions of this Agreement are confidential. Executive will hold these terms and conditions in strict confidence and not disclose the content of this Agreement to anyone, except Executive’s immediate family, as required by law, or as necessary to obtain financial or legal advice. Executive’s violation of this promise will be considered a material breach of this Agreement.
IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, Executive signs his/her name and enters this Agreement on behalf of Executive, Executive’s legal representatives, executors, heirs and assigns.
EXECUTIVE

BY:    ________________________
EXECUTIVE SIGNATURE
___________________________                ________________
EMPLOYEE NAME - PRINTED                     DATE

Sworn and subscribed before me this the ______ day of ______________, 20___.
By: _________________________
Notary Public
NOTARIAL STAMP OR SEAL
_______________________________________________________________________
CA, INC.

BY: ______________________

DATE: _____________________